EXHIBIT 10 (a)


                    AUTOMOBILE PHYSICAL DAMAGE CATASTROPHE
                     EXCESS OF LOSS REINSURANCE CONTRACT
                           Effective: July 1, 1999

                                  issued to

                 AMERICAN HALLMARK INSURANCE COMPANY OF TEXAS
                                Dallas, Texas



                       JOHN B. COLLINS ASSOCIATES, INC.

                           8300 Norman Center Drive

                         Minneapolis, Minnesota 55437

                                   CONTENTS



 ARTICLE                                                     PAGE
 -------                                                     ----

 I              CLASSES OF BUSINESS REINSURED                  1

 II             TERM                                           1

 III            TERRITORY                                      2

 IV             EXCLUSIONS                                     2

 V              RETENTION AND LIMIT                            3

 VI             DEFINITIONS                                    3

 VII            LOSS NOTICES AND SETTLEMENTS                   5

 VIII           SALVAGE AND SUBROGATION                        5

 IX             PREMIUM                                        6

 X              OFFSET                                         6

 XI             ACCESS TO RECORDS                              6

 XII            NET RETAINED LIABILITY                         6

 XIII           ERRORS AND OMISSIONS                           7

 XIV            SERVICE OF SUIT                                7

 XV             INSOLVENCY                                     8

 XVI            ARBITRATION                                    8

 XVII           ENTIRE CONTRACT                                9

 XVIII          WARRANTY                                      10

 XIX            INTERMEDIARY                                  10

            AUTOMOBILE PHYSICAL DAMAGE CATASTROPHE EXCESS OF LOSS
                             REINSURANCE CONTRACT

                                  issued to

                 AMERICAN HALLMARK INSURANCE COMPANY OF TEXAS
                                Dallas, Texas
                  (hereinafter referred to as the "Company")

                                     and

                          GE REINSURANCE CORPORATION
                            Lincolnshire, Illinois
                 (hereinafter referred to as the "Reinsurer")

 ARTICLE I - CLASSES OF BUSINESS REINSURED

 By this Contract the Reinsurer agrees to reinsure the excess liability which may accrue to the Company under its policies, contracts and binders of insurance (hereinafter called "policies") in force at the effective date hereof or issued or renewed on or after that date, and classified by the Company as Private Passenger Automobile Physical Damage Business in force, written or renewed by or through American Hallmark General Agency, Inc., Dallas, Texas, Vaughn General Agency, Inc., Tyler, Texas, Associated General Agency, Inc., Arlington, Texas, Van Wagoner Companies, Inc., Plano, Texas, or Harold Loving d/b/a Texas Insurance Facilities, Tyler, Texas, for and on behalf of State and County Mutual Insurance Company, Ft. Worth, Texas (hereinafter called the "Issuing Carrier") and assumed by the Company as reinsurance from the Issuing Carrier under Agreements titled 100% Quota Share Reinsurance Agreement, subject to the terms, conditions and limitations hereinafter set forth.

 ARTICLE II - TERM

 A. This Contract shall become effective on July 1, 1999, with respect to losses arising out of loss occurrences commencing on or after that date, and shall remain in force until June 30, 2000, both days inclusive.

 B. If this Contract expires while a loss occurrence covered hereunder is in progress, the Reinsurer's liability hereunder shall, subject to the other terms and conditions of this Contract, be determined as if the entire loss occurrence had occurred prior to the expiration of this Contract, provided that no part of such loss occurrence is claimed against any renewal or replacement of this Contract.

 ARTICLE III - TERRITORY

 The liability of the Reinsurer shall be limited to losses under policies covering property located within the territorial limits of the Company's original reinsurance contracts.

 ARTICLE IV - EXCLUSIONS

 This Contract does not apply to and specifically excludes the following:
      1. Liability as a member, subscriber or reinsurer of any Pool, Syndicate or Association; and any combination of insurers or reinsurers formed for the purpose of covering specific perils, specific classes of business or for the purpose of insuring risks located in specific geographical areas; but this exclusion shall not apply to FAIR Plans, Joint Underwriting Associations or to Coastal Pools, Beach Plans or similar plans, however styled. It is understood and agreed, however, that this reinsurance does not include any increase in liability to the Company resulting from
           (a) the inability of any other participant in a FAIR Plan, Joint Underwriting Association, Coastal Pool, Beach Plan or similar plan to meet its liability, or (b) any claim against such a FAIR Plan, Joint Underwriting Association, Coastal Pool, Beach Plan or similar plan, or any participant therein, including the Company, whether by way of subrogation or otherwise, brought by or on behalf of any insolvency fund.

      2.   Nuclear risks as defined in the "Nuclear Incident Exclusion Clause
           - Physical Damage - Reinsurance (U.S.A.)" attached to and forming part of this Contract.

      3. Loss or damage caused by or resulting from war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority, but this exclusion shall not apply to loss or damage covered under a standard policy with a standard War Exclusion Clause.

      4.   Financial guarantee and insolvency.

      5. Loss or damage or costs or expenses arising from seepage and/or pollution and/or contamination, other than contamination from smoke damage. Nevertheless, this exclusion does not preclude any payment of the cost of the removal of debris of property damage by a loss otherwise covered hereunder, but subject always to a limit of 25% of the Company's Property Business loss under the original policy.

 ARTICLE V - RETENTION AND LIMIT

 The Company will aggregate the full amount of loss each and every loss occurrence which is in excess of $25,000 (sustained by the Company during the term of this Contract), and the Reinsurer shall then be liable for 100% of the ultimate net loss for such aggregate loss over and above an aggregate loss of $75,000, but the Reinsurer will not be liable for more than $100,000 during the term of this Contract.

 ARTICLE VI - DEFINITIONS

 A. "Ultimate net loss" as used herein is defined as the sum or sums (including extra contractual obligations, interest on judgments, litigation expenses and all other loss adjustment expenses, except office expenses and salaries of the Company's regular employees) paid or payable by the Company in settlement of claims and in satisfaction of judgments rendered on account of such claims, after deduction of all salvage, all recoveries and all claims on inuring insurance or reinsurance, whether collectible or not. Nothing herein shall be construed to mean that losses under this Contract are not recoverable until the Company's ultimate net loss has been ascertained.

 B. "Extra contractual obligations" as used herein shall mean 90% of any punitive, exemplary, compensatory or consequential damages paid or payable by the Company as a result of an action against it by its insured or its insured's assignee, which action alleges negligence or bad faith on the part of the Company in handling a claim under a policy subject to this Contract. An extra contractual obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the Company's policy. Notwithstanding anything stated herein, this Contract shall not apply to any extra contractual obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

 C. The term "loss occurrence" shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States and states contiguous thereto and to one another. However, the duration and extent of any one "loss occurrence" shall be limited to all individual losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event, except that the term "loss occurrence" shall be further defined as follows:

      1. As regards windstorm, hail, tornado, hurricane and cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of 72 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or states contiguous thereto.

      2. As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of 72 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 72 consecutive hours may be extended in respect of individual losses which occur beyond such 72 consecutive hours during the continued occupation of an assured's premises by strikers, provided such occupation commenced during the aforesaid period.

      3. As regards earthquake (the epicenter of which need not necessarily be within the territorial confines referred to above) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 consecutive hours may be included in the Company's "loss occurrence."

      4. As regards "freeze," only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting frozen pipes and tanks) may be included in the Company's "loss occurrence."

      For all "loss occurrences" the Company may choose the date and time when any such period of consecutive hours commences, provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss, and provided that only one such period of 168 consecutive hours shall apply with respect to one event except for any "loss occurrences" referred to in subparagraphs 1 and 2 above, where only one such period of 72 hours shall apply with respect to one event, regardless of the duration of the event.
      No individual losses occasioned by an event that would be covered by 72 hours clauses may be included in any "loss occurrence" claimed under the 168 hours provision.

 ARTICLE VII - LOSS NOTICES AND SETTLEMENTS

 A. The Company shall notify the Reinsurer whenever a loss is reserved by the Company for an amount greater than its retention and/or whenever a claim appears likely to result in a loss under this Contract. The Reinsurer shall have the right to participate, at its own expense, in the defense or control of any claim or suit or proceeding involving this reinsurance.

 B. All loss settlements made by the Company, provided they are within the terms of this Contract, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay all amounts for which it may be liable upon receipt of reasonable evidence of the amount paid (or scheduled to be paid) by the Company.

 ARTICLE VIII - SALVAGE AND SUBROGATION

 The Reinsurer shall be credited with salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. Salvage thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Company for its primary loss. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights.

 ARTICLE IX - PREMIUM

 A. As premium for the reinsurance coverage provided by this Contract, the Company shall pay the Reinsurer the greater of $15,500 or 1.10% of its net earned premium for the term of this Contract.

 B. The Company shall pay the Reinsurer an annual deposit premium of $19,000 in four equal installments of $4,750 on July 1 and October 1 of 1999, and January 1 and April 1 of 2000.

 C. Within 60 days after the date of expiration of this Contract, the Company shall provide a report to the Reinsurer setting forth the premium due hereunder, computed in accordance with paragraph A, and any additional premium due the Reinsurer or return premium due the Company shall be remitted promptly.

 D. "Net earned premium" as used herein is defined as gross earned premium of the Company for the classes of business reinsured hereunder, less the earned portion of premiums ceded by the Company for reinsurance which inures to the benefit of this Contract.

 ARTICLE X - OFFSET

 The Company or the Reinsurer shall have, and may exercise at any time and from time to time, the right to offset any balance or balances, whether on account of premiums or on account of losses or otherwise, due from one party to the other under the terms of this Contract. However, in the event of the insolvency of any party hereto, offset shall only be allowed in accordance with applicable law.

 ARTICLE XI - ACCESS TO RECORDS

 The Reinsurer, by its duly appointed representatives, shall have the right at any reasonable time to examine all records of the Company referring to business effected hereunder.

 ARTICLE XII - NET RETAINED LIABILITY

 This Contract shall apply only to that portion of any insurance the Company retains net for its own account (prior to deduction of any underlying reinsurance specifically permitted in this Contract), and in calculating the amount of any loss hereunder and the amount in excess of which this Contract attaches, only loss or losses with respect to that portion of any insurance the Company retains net for its own account shall be included. It is understood and agreed, however, that the Reinsurer's liability hereunder with respect to any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurers, whether specific or general, any amounts which may be due from them, whether such inability arises from the insolvency of such other reinsurers or otherwise.

 ARTICLE XIII - ERRORS AND OMISSIONS

 Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission will be rectified as soon as possible after discovery.

 ARTICLE XIV - SERVICE OF SUIT (Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)

 A. It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of any court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

 B. Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.

 ARTICLE XV - INSOLVENCY

 A. In the event of the insolvency of the reinsured Company, this reinsurance shall be payable directly to the Company or to its liquidator, receiver, conservator or statutory successor immediately upon demand, with reasonable provision for verification, on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

 B. It is further understood and agreed that, in the event of the insolvency of the reinsured Company, the reinsurance under this Contract shall be payable directly by the Reinsurer to the Company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (a) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the Company and (b) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Company to such payees.

 ARTICLE XVI - ARBITRATION

 A. As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd's London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

 B. Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

 C. Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

 D. Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Contract, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the state in which the Company has its principal office.

 ARTICLE XVII - ENTIRE CONTRACT

 A. This Contract constitutes the entire agreement between the parties with respect to the business reinsured hereunder. There are no understandings between the parties other than as expressed in this Contract.

 B. Any change to or modification of this Contract shall be null and void unless made by an addendum signed by both parties.

 ARTICLE XVIII - WARRANTY

 This Contract shall not apply unless the Company's ultimate net loss in a loss occurrence includes claims payable in respect of three or more risks insured by the Issuing Carrier.

 ARTICLE XIX - INTERMEDIARY

 John B. Collins Associates, Inc. is hereby recognized as the intermediary negotiating this Contract. All communications (including but not limited to notices, statements, premiums, return premiums, commissions, taxes, losses, loss adjustment expenses, salvage and loss settlements) relating hereto shall be transmitted to the Company and the Reinsurer through John B. Collins Associates, Inc., 8300 Norman Center Drive, Minneapolis, Minnesota 55437. Payments by the Company to John B. Collins Associates, Inc. shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to John B. Collins Associates, Inc. shall be deemed only to constitute payment to the Company to the extent that such payments are actually received by the Company.

 IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed by their duly authorized representatives at:


 Dallas, Texas, this _________ day of _____________________, 20__.


                     _____________________________________________
                     AMERICAN HALLMARK INSURANCE COMPANY OF TEXAS

 Lincolnshire, Illinois, this ______ day of _______________, 20__.


                     _____________________________________________
                     GE REINSURANCE CORPORATION